Exhibit 1

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.  This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

Dated:  September 18, 2009

MDI INVESTMENTS, LLC

By:	/s/ Swaraj Bontula
Name:	Swaraj Bontula
Title:	President

ALMANA NETWORKS SOLUTIONS

By:	/s/ Swaraj Bontula
Name:	Swaraj Bontula
Title:	Chief Executive Officer

LINTON INVESTMENTS, LIMITED PARTNERSHIP

By: JL Capital GP, LLC

By:	/s/ John Linton
Name:	John Linton
Title:	Manager

JL CAPITAL GP, LLC

By:	/s/ John Linton
Name:	John Linton
Title:	Manager

Swaraj Bontula

/s/ Swaraj Bontula
Name: Swaraj Bontula, individually

John Linton

/s/ John Linton
Name: John Linton, individually

Robert Schorr

/s/ Robert Schorr
Name: Robert Schorr, individually

J.V.N. Prakash Rao

/s/ J.V.N. Prakash Rao
Name: J.V.N. Prakash Rao, individually

Saud Almana

/s/ Saud Almana
Name: Saud Almana, individually